Exhibit 10.16

 AMENDED AND RESTATED MINING LEASE

THIS AMENDED AND RESTATED MINING LEASE ("Agreement"), entered into on November 22, 2017, but effective as of March 28, 2007 (the "Effective Date"), by and between

(1)	Kasey Leigh Tucker (successor to Ronald Tucker as more fully described in the Recitals below and thus referred to herein as "Lessor") and

(2)	Tower Hill Mines, Inc., an Alaska corporation formerly known as Talon Gold Alaska, Inc. and thus referred to herein as "Lessee"),

amends and restates that certain Mining Lease effective as of March 28, 2007, between Ronald Tucker and Talon Gold Alaska, Inc. ("Original Lease") affecting the property described in Exhibit A attached hereto ("Property"), as the same has been amended of the date first set forth above.

Recitals

WHEREAS, Kasey Leigh Tucker is the successor to the interest of Ronald Tucker under the Original Lease by virtue of that certain Co-Personal Representatives' Deed dated March 10, 2009, and recorded in the Fairbanks Recording District on March 10, 2009, as Document No. 2009-003983-0;

WHEREAS, Talon Gold Alaska, Inc. changed its name to Tower Hill Mines, Inc., effective as of August 11, 2011;

WHEREAS, Lessor and Lessee desire (a) to amend the Original Lease in several respects, (b) to incorporate said amendments into this Amended and Restated Mining Lease, and (c) to cause a new memorandum lease to be recorded to impart constructive notice of this Amended and Restated Mining Lease,

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereby agree as follows:

WITNESSETH:

In consideration of the mutual promises and covenants set forth herein, Ten Dollars ($10.00) in hand paid by Lessee to Lessor, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessee and Lessor (sometimes individually each referred to hereinafter as a "Party" or collectively as the "Parties") agree as follows:

I.  GRANT OF LEASE

1.1              Grant of Lease. Lessor hereby grants and conveys unto Lessee, its successors and assigns forever, subject to Section 5.1, below, an exclusive lease of the Property on the terms and conditions set forth in this Agreement. As used in this Agreement, the term "Property" means Lessor's entire undivided interest in those lands described in Exhibit A, attached hereto and made a part hereof, together with all minerals, mineral substances, mineral rights, water rights, and all surface, access, and other rights, including substitute or successor rights, associated with or appurtenant to such Property.

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1.2              Term. The initial term of this Agreement shall be ten years (10) from the Effective Date (i.e., until March 28, 2017), unless sooner terminated according to the provisions of this Agreement. This Agreement shall remain in effect after the initial term for so long thereafter as "Mining Related Activities" (as defined below) continue to be conducted on or for the benefit of the Property or other contiguous or adjacent properties owned or controlled by Lessee. It shall not be required that Mining Related Activities be continuous in order for this Agreement to be extended beyond the initial term hereof, provided that Mining Related Activities are conducted at some time during each year of the extended term.

For purposes of this Agreement, "Mining Related Activities" means any or all of the following:

•	exploring for minerals in, under, or for the benefit of the Property or contiguous or adjacent properties owned or controlled by Lessee;

•	determining the quantity and quality of minerals in, under, or for the benefit of the Property or contiguous or adjacent properties owned or controlled by Lessee;

•	determining the feasibility of permitting, developing, operating, and reclaiming a mine and associated facilities within or for the benefit of the Property or contiguous or adjacent properties owned or controlled by Lessee, or undertaking related work that furthers or advances development of a mine and associated facilities within the Property or contiguous or adjacent properties owned or controlled by Lessee;

•	conducting studies, including but not limited to environmental, geotechnical, and engineering studies, for the benefit of the Property or contiguous or adjacent properties owned or controlled by Lessee, or that furthers or advances development of a mine and associated facilities within the Property or contiguous or adjacent properties owned or controlled by Lessee;

•	undertaking stakeholder engagement, engaging legal support, and engaging in strategic planning associated with proposing, permitting, and developing a mine and associated facilities within or for the benefit of the Property or contiguous or adjacent properties owned or controlled by Lessee, or that furthers or advances development of a mine and associated facilities within the Property or contiguous or adjacent properties owned or controlled by Lessee.

1.3               Grant of Rights. During the term of this Agreement, Lessor grants to Lessee the following exclusive rights:

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(a)	the right of entry;

(b)	the right, by whatever method is now known or subsequently developed, to survey, explore, prospect, sample, drill, develop, mine (including without limitation by surface, open pit, underground, solution, or any other method whatsoever), cross-mine, stockpile, remove, transport, leach, concentrate, mill, smelt, beneficiate, process, treat, ship, market, and sell all minerals, whether extracted or removed from the Property or other properties;

(c)	the right to construct, use, maintain, repair, replace, and relocate buildings, roads, pipelines, ore bins, shafts, declines, inclines, tunnels, drifts, adits, open pits, openings, haulage ways, mine workings, leach pads, mineral treatment facilities, tailings ponds, waste dumps, ore stockpiles, reservoirs, power and communication lines, and any other structures, facilities, or improvements of any kind or description whatsoever;
(d)	the right to use the Property for the storage or permanent disposal of minerals, overburden, waste, tailings, water, or other by-products of materials produced from the Property or from other properties;

(e)	the right to use all easements, rights-of-way, and means of access owned or controlled by Lessor for ingress and egress to, from, across, and through the Property;

(f)	the right to take, develop, or use water, whether surface, underground, or artesian, by any lawful taking or development, without restriction as to the place or places of Lessee's use of the waters;

(g)	the right to extract, process, test, remove, and dispose of any minerals and mineral substances for testing purposes (including, without limitation, for bulk samples) without payment of any Production Royalty or other additional consideration whatsoever to Lessor, provided that Lessee shall pay Production Royalty on any such minerals removed from the Property for testing purposes for which it receives actual sales revenues;

(h)	the right to use the Property for all of the purposes stated in this Section 1.3 in connection with or in furtherance of Lessee's activities on other properties; and

(i)	the right to exercise all other rights that are incidental to or customarily associated with any or all of the rights granted expressly or implicitly to Lessee in this Agreement.

1.4              [Deleted) [reserved right to conduct Simultaneous placer Operations has expired].

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II. PAYMENTS TO LESSOR

2.1               Advance Minimum Royalties. "Advance Royalties" as used herein means the amount required to be paid by Lessee to Lessor, as set forth below, to provide for a specific minimum payment in such periods. During the term of this Agreement, Lessee shall pay to Lessor the following Advance Royalties:

(a)	Upon the execution of this Agreement: $3,000 [the parties acknowledge and agree that this amount was timely paid in 2007];

(b)	Upon the second Anniversary of the Effective Date: $5,000 [the parties acknowledge and agree that this amount was timely paid in 2008]; and

(c)	Upon the third Anniversary of the Effective Date: $10,000 [the parties acknowledge and agree that this amount was timely paid in 2009]; and

(d)	Upon the fourth and each succeeding Anniversary of the Effective Date: $15,000 [the parties acknowledge and agree that (i) amounts due in 2010-2017 were timely paid and (ii) the next amount due hereunder will be due on March 28, 2018].

Advance Royalties shall be paid on or before the date due. Lessee shall not be responsible or liable for Advance Royalties that become due subsequent to termination or expiration of this Agreement. Advance Royalties paid hereunder shall be credited against and fully recoupable from any and all Production Royalty that may accrue under Section 2.2, regardless of whether such Production Royalty accrues or is made in the same or any subsequent year to the year of payment of the Advance Royalties.

2.2               Production Royalty. Lessor will retain a royalty (the "Production Royalty") on any minerals mined and sold from the Property, equal to two percent (2%) of "Net Smelter Returns" (as defined in Exhibit B). The Production Royalty will be calculated and paid in accordance with the provisions of Exhibit B.

2.3              Positive Production Decision Payment. Upon Lessee making a Positive Production Decision, as hereinafter defined, Lessee shall pay Lessor Two Hundred and Fifty Thousand Dollars ($250,000) payable in two equal installments. The first installment shall be paid within the 120 days following a Positive Production Decision and the second installment shall be on or before the first anniversary date of the first installment payment. The Positive Production Decision payment shall be a credit against and fully recoupable from any Production Royalty payments due Lessor. For the purposes stated herein, the term "Positive Production Decision" shall mean a decision made by Lessee's Board of Directors to commence commercial production from the Property on the basis that a project feasibility study was completed and gave a positive recommendation to commence production on the date of the decision.

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2.4              Option to Purchase Property (including Production Royalty). At any time during the term of this Agreement, Lessee shall have the exclusive option to purchase one hundred percent (100%) of Lessor's right, title and interest in and to the Property (including the Production Royalty), free and clear of all liens, charges, or encumbrances arising by, through, or under Lessor, for the price of one Million Dollars ($1,000,000).

III. OPERATIONS

3.1               No Implied Covenants. Lessee does not make, and the Advance Royalties and other obligations of Lessee under this Agreement exclude and negate, any express or implied covenant or duty of Lessee to conduct any activity upon or for the benefit of the Property, including without limitation any activities related to the exploration, development, or mining of the Property. Whether or not any such exploration, development, mining, or other activities shall at any time (including, without limitation, during the initial term or any extended term of this Agreement) be conducted and the location, manner, method, extent, rate, and timing of such activities (if any) shall be determined within the sole and absolute discretion of Lessee.

3.2              Compliance with Law: Reclamation. In connection with its activities upon the Property, Lessee shall endeavor in good faith to comply with applicable provisions of Federal, State and local laws and regulations. Upon expiration or termination of this Agreement, Lessee shall reclaim all portions of the Property disturbed by its operations (i.e., to the extent and only to the extent of Lessee's disturbance) in accordance with all applicable governmental laws, regulations and orders. Lessee shall have the right, without payment of any additional consideration to Lessor, to enter upon the Property subsequent to termination of this Agreement for purposes of performing such reclamation work.

3.3              Permits and Approvals. Lessor understands that Lessee may make efforts to obtain permits, licenses, rights, approvals or authorizations from governmental or private persons or entities in connection with the exercise by Lessee of its rights under this Agreement. Upon request by Lessee, Lessor shall assist and cooperate fully with Lessee in any such endeavor, including, without limitation, the execution of pertinent documents and the making of verbal endorsements for Lessee's related activities.

3.4              Liens. Lessee shall keep the title to the Property free and clear of all mechanic's and supplier's liens resulting from its operations under this Agreement. Lessee may refuse, however, to pay any claims asserted against it which Lessee disputes in good faith. Lessee may contest any suit commenced to enforce such a claim, but under no circumstances shall Lessee allow the Property or any portion thereof to be sold as a result of foreclosure of such a lien.

3.5               Indemnity. Each Party covenants and agrees to indemnify the other from and against any and all liability, claims, damages (including attorneys' fees) and causes of action for injury to or death of persons, and damage to or loss or destruction of property and environmental liabilities resulting from the indemnifying Party's use or occupancy of the Property or its operations hereunder.

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3.6              Commingling. Lessee shall have the right to commingle minerals produced from the Property ("Subject Ore") with minerals produced from other lands ("Other Ore") for any purposes whatsoever, including, without limitation, processing or conversion to another product. In the event that Lessee commingles Subject Ore with Other Ore pursuant to this Section 3.6, Lessee shall perform sufficient sampling, weighing, and assaying, in accordance with standards and practices generally accepted or employed within the industry, to determine the grades and quantities of minerals removed and sold from the Property. Without limiting the foregoing, in the event that Lessee commingles Subject Ore with Other Ore then, for purposes of determining Production Royalty payable to Lessor, the percentages of valuable minerals ultimately recovered from the commingled ore (i.e., from the commingled Subject Ore and Other Ore as a whole) shall conclusively be deemed applicable to the Subject Ore included therein. Lessor has the right, at its own expense, to take independent samples of commingled ores, upon reasonable advance notice to Lessee and in a manner that will not interrupt Lessee's operations.

3.7              Taxes.

(a)	Taxes. Lessor shall promptly pay when due all ad valorem and real property taxes and assessments levied upon, assessed against, or relating to the Property; provided, however, that Lessee shall reimburse Lessor for any increases in or advance payments of such real property taxes or assessments that are attributable to any enhancement in the value of the Property resulting from Lessee's activities under this Agreement, including, without limitation, deferred agricultural property taxes. Each of Lessee and Lessor shall be responsible for all taxes and assessments levied or assessed upon or against their respective personal property located on or about the Property. Each of Lessee and Lessor shall be responsible for payment of income taxes on their own respective incomes. If Lessor fails to timely pay such taxes, Lessee shall have the right, but not the duty, to pay such taxes on Lessor's behalf and deduct such amounts from any amounts due Lessor hereunder; and

(b)	Cooperation. Lessor shall promptly furnish to Lessee all bills, demands, notices, assessments, or statements received by Lessor which relate to any tax, assessment, or fee for which Lessee is responsible, in whole or in part, pursuant to this Section 3.7. Each Party shall provide the other Party with copies of all checks and other documentation evidencing the timely payment of all taxes, assessments and fees for which it is responsible pursuant to this Section 3.7.

3.8              Claim Holding Costs. So long as this Agreement has not been terminated, Lessee will pay all claim holding costs and comply with any assessment requirements, as necessary to maintain the Property in good standing.

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IV. TITLE

4.1              Provision of lnformation. Upon request by Lessee, Lessor shall furnish to Lessee copies of all information in its possession or under its control relating to title to or the description of the Property, including without limitation copies of all abstracts, certificates of title, title insurance policies, commitments for title insurance, title reports, memorandum or opinions of counsel, prior deeds, contracts, maps, surveys, and documents filed with any local, state or federal governmental agency. Lessee shall promptly reimburse Lessor for the costs of such copies. Upon execution of this Agreement, Lessor shall provide to Lessee any and all information in their possession or under their control regarding any existing or past industrial, milling, manufacturing, waste storage, exploration, development, mining, processing, or beneficiating use of the Property. Pursuant to this Section 4.1, Lessor shall only be obligated to provide to Lessee information that is in their possession or under their control and Lessor shall not be obligated to obtain or provide any other information or documents.

4.2              Representations. Lessor represents to Lessee that, to the best of Lessor's knowledge, information and belief, after having made due enquiry, as of the Effective Date and as of the date of execution of this Agreement:

(a)	Lessor is the sole legal and equitable owner of a one hundred percent (100%) undivided ownership right, title, and interest in and to the Property, without limitation or restriction whatsoever;

(b)	the Property is free and clear of all leases, liens, charges, encumbrances, adverse claims, burdens on production, and royalty interests;

(c)	any and all taxes and assessments that have been levied or assessed against or upon the Property that are due and owing have been paid;

(d)	Lessor has the full right, power, and authority to enter into, execute, and deliver this Agreement and to perform all of Lessor's obligations hereunder, and such execution and performance shall not violate any contract or other obligation of Lessor;

(e)	Lessee shall have the quiet and peaceful possession and enjoyment of the Property, and, upon request by Lessee, Lessor shall defend title to the Property, and Lessee's quiet and peaceful possession and enjoyment thereof, against any and all persons or entities who may claim any right, title or interest in or to the Property or any portion thereof;

(f)	there is and has been no violation of any applicable federal, state, or local law or regulation, including, without limitation, those concerning zoning, land use, or environmental protection, with respect to the Property or activities relating thereto;

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(g)	no actions, claims, or proceedings have been brought, asserted, or threatened concerning the ownership or right to possession of the Property or any portion thereof or otherwise concerning the Property or activities relating thereto: and

(h)	all unpatented mining claims included in the Property have been properly staked and maintained and validly exist in accordance with applicable law.

4.3              Indemnity. If any of Lessor's representations set forth in Section 4.2 is less than as represented, Lessor shall indemnify and hold Lessee harmless from and against any and all damage, liability, obligation, claim, demand, judgment, action, cost, loss, and expense, including, without limitation, reasonable attorneys' fees, arising directly or indirectly as a result of said misrepresentation.

4.4             Title Curative Measures.

(a)	Title Defects. If title to any part of the Property is defective or less than as represented in Section 4.2, Lessee shall have the right, but not the obligation, to undertake to cure any such defects or to defend or to initiate litigation to perfect, defend or cure title to the Property;

(b)	Crediting of Costs. Lessee shall have the right to credit against any and all payments to Lessor under this Agreement ("Payments"), including without limitation Advance Royalties, Production Royalty payments and Positive Production Decision payments, any and all costs and expenses incurred by Lessee in connection with any action to cure, defend, or perfect title pursuant to Section 4.4(a). Such costs and expenses may include, without limitation, those relating to title research, court costs, surveying, and attorneys' fees;

(c)	Redemption. Lessee, at its option, shall have the right to pay off, discharge, or redeem, in whole or in part, any or all mortgages, liens, encumbrances, or unpaid taxes on, against, or affecting the Property. If Lessee pays any such mortgage, lien, encumbrance, or unpaid taxes, Lessee shall be subrogated to the rights of the holder thereof and shall have the right to retain and repay itself from any or all Payments; and

(d)	Liability. Lessee at any time may withdraw from or discontinue any action or activity undertaken or initiated by it to cure, defend or perfect title to the Property pursuant to Section 4.4(a). Lessee shall not be liable to Lessor in any way if Lessee is unsuccessful in, withdraws from, or discontinues any such action or activity.

4.5              Additional and After-Acquired Title. If Lessor now owns, or subsequently acquires, any further right, title, or interest in or to the Property, Lessor shall promptly provide Lessee with written notice thereof and such right, title, and interest shall, without payment of additional consideration, be part of the Property and subject to all of the terms and conditions of this Agreement.

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4.6              Lesser Title. If Lessor owns less than the entire and undivided estate in those lands described as the Property (including, without limitation, the minerals therein, thereon, and thereunder), as warranted in Section 4.2(a), then Lessee shall have the right to reduce all Payments to Lessor so that such Payments are made to Lessor only in the proportion that Lessor's actual interests in the Property bears to the entire undivided interest. Lessee shall be entitled to offset all overpayments or monies erroneously paid to Lessor against any and all subsequent Payments.

4.7              Third Party Claims. If any person or entity (other than Lessor) makes a bona fide claim or asserts or appears to hold any right, title, or interest whatsoever in or to the Property (including, without limitation, the minerals therein, thereon, or thereunder), production therefrom, or this Agreement, then the following shall apply:

(a)	Lessee may deposit in a special escrow account any Payments otherwise due Lessor;

(b)	the sum deposited shall remain in the special escrow account until the claim or controversy is resolved or until there has been a final determination by a court or administrative body of competent jurisdiction and all appeals have been exhausted or periods for appeal have expired; and

(c)	Lessee shall have the right to deduct from any Payments any amounts that Lessee is required to pay to such third parties or that Lessee reasonably elects to pay to such third parties in satisfaction of their claims.

V. LESSOR'S USE, INSPECTIONS, RECORDS AND CONFIDENTIALITY

5.1              Lessor's Use and Inspections.

(a)	During the term of this Agreement Lessor shall have, in accordance with applicable laws, the right of entry and use of the Property for purposes that do not interfere with the current and anticipated activities of Lessee. Lessor acknowledges and agrees that Lessee's use of the Property shall prevail in the event of any conflict between the use or proposed use of the Property by Lessee and Lessor. Lessor agrees to assume all liability for, and to indemnify, protect, and hold harmless Lessee from and against any and all damage, loss, liability, obligation, claim, demand, cost, or expense (including attorneys' fees) which it incurs or to which it becomes subject as a result of or arising out of any such entry use or the presence or actions of Lessor (or its agents or invitees) upon the Property, including, without limitation, those relating to death, personal injury, or property damage; and

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(b)	Subject to compliance with applicable federal, state, and local health and safety laws and regulations, and requirements of Lessee's health and safety program, Lessor shall have the right, upon not less than forty-eight (48) hours prior written notice to Lessee, at a mutually convenient time and during normal business hours, and at the sole risk of Lessor, to inspect the facilities, operations, and mine workings of Lessee upon the Property. Lessee shall have the right to accompany Lessor upon any such inspection. Lessor agrees to assume all liability for, and to indemnify, protect, and hold harmless Lessee from and against any and all damage, loss, liability, obligation, claim, demand, cost, or expense (including attorneys' fees) which it incurs or to which it becomes subject as a result of or arising out of any such inspection or the presence or actions of Lessor (or its agents or invitees) upon the Property, including, without limitation, those relating to death, personal injury, or property damage.

5.2              Books and Records. Lessee shall keep accurate records of all minerals extracted and sold from the Property by Lessee, and of all calculations relative to Production Royalty payments hereunder for not less than two (2) calendar years. Such records may be inspected by Lessor or duly authorized representatives of Lessor once each calendar year at a mutually convenient time, during normal business hours, upon providing to Lessee not less than twenty- one (21) days prior written notice. Under no circumstances shall Lessee be obligated to provide access to Lessor to any confidential, interpretive or proprietary data, information, or techniques. The indemnification and hold harmless provisions set forth in the last sentence of Section 5.4 shall also apply to any and all inspections of records pursuant to this Section 5.2.

5.3              Confidentiality. Lessor agrees that, during the term, and for a period of one (1) year thereafter, Lessor shall treat all information related to or acquired under this Agreement, including, without limitation, any interpretive, proprietary, or financial information, as confidential and shall not give, disclose, or make available any such information to any third party or to the public without the prior written consent of Lessee, except if such disclosure is required by law or legal process, in which case Lessor shall notify Lessee so that it may pursue a protective order. Lessor shall not make, disclose, or issue any press release, statement, or other disclosure, of any type whatsoever, pertaining to the Property, this Agreement, or Lessee's operations hereunder, without the express prior written consent of Lessee as to both the form and content thereof.

5.4             Provision of Information. Upon written request by Lessor made within ninety (90) days after termination, expiration, or surrender of this Agreement, Lessee shall provide to Lessor copies of all information and data in its possession or under its control generated by and pertaining directly to Lessee's operations upon the Property pursuant to this Agreement; provided however, that Lessee shall be under no obligation whatsoever to provide Lessor with any proprietary, interpretive, or financial information whatsoever. Lessee makes no representations or warranties whatsoever as to the truth, accuracy, or completeness of any information that may be provided to Lessor pursuant to this Agreement, provided such information is given in good faith. Lessor shall rely upon such information at its sole risk and shall indemnify, protect, and hold harmless Lessee from and against any and all damage, loss, liability, obligation, claim, demand, cost, or expense (including attorneys' fees) which it incurs or to which it becomes subject as a result of or arising out of any reliance upon such information by Lessor or by any person or entity obtaining such information directly or indirectly by or through Lessor.

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VI. TERMINATION

6.1              By Lessor. At the election of Lessor, the failure of Lessee to perform any material obligation according to the terms or provisions of this Agreement, which failure substantially affects the rights of Lessor under this Agreement, shall constitute an event of default. Upon the occurrence of an event of default, Lessor shall give to Lessee written notice of default, specifying in reasonable detail the particular default or defaults relied on by Lessor. Lessee shall have thirty (30) days after receipt of Lessor's notice in which to contest, cure, or commence to cure (and diligently thereafter proceed to cure) the alleged default or defaults. If Lessee contests that an event of default occurred, it shall so advise Lessor in writing within thirty (30) days after receipt of Lessor's notice. If, within fifteen (15) days after Lessor's receipt of Lessee's notice the Parties have not resolved the dispute by mutual agreement, the issue of default may be submitted to a court of competent jurisdiction, and Lessee shall not be deemed to be in default until the matter shall have been determined finally by the court and all appeals have been waived or exhausted and all periods for appeal have expired. If the judicial process results in a final finding of default, Lessee shall have thirty (30) days thereafter in which to cure or commence to cure (and diligently thereafter proceed to cure) the default. Upon Lessee's failure to cure or commence to cure the default within the time periods allowed above, Lessor may declare, by written notice to Lessee, a termination of this Agreement. Lessor's sole remedy shall be the recovery of actual compensatory damages.

6.2              By Lessee. Lessee shall have the right, at any time and from time to time, to surrender and terminate this Agreement, as to all or any part of the Property, by providing to Lessor written notice of such surrender. The termination of this Agreement with respect to the portion of the Property specified in such notice shall take effect upon the date specified in the notice. Upon such termination, Lessee's right, title, interest, and obligations with respect to the Property surrendered shall terminate, except as provided in this Agreement to the contrary. All Payments which have accrued as of the date of termination shall be payable to Lessor by Lessee. If Lessee surrenders some, but not all, of the Property, this Agreement shall remain in full force and effect with respect to that portion of the Property that is not surrendered. Any portion of the Property with respect to which this Agreement is terminated will be in good standing for at least one year following the date of such termination.

6.3              Removal of Property. Lessee shall have the right, but not the obligation, for a period of one (1) year after expiration, surrender, or termination of this Agreement, to enter upon and remove from the Property any or all machinery, equipment, fixtures, buildings, improvements, concentrates, ore, tailings, residue, and personal property of every kind and description erected or placed upon or extracted from the Property by Lessee. Any such property not removed by Lessee from the Property within the period allowed for removal shall become the exclusive property of Lessor and Lessee shall have no further right, title, obligation, or interest therein.

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VII. FORCE MAJEURE

7.1       Force Majeure. The time for the exercise of rights or the performance of obligations hereunder, including, without limitation, the removal of property pursuant to Section 6.3, and the term of the Agreement included herein, shall be extended for a period equal to the period or periods of Force Majeure. The term "Force Majeure" refers to any cause of any kind or nature whatsoever beyond Lessee's reasonable control that prevents, inhibits, or delays Lessee's performance hereunder, including without limitation the following:

(a)	law, ordinance, governmental regulations, restraint, or court orders;

(b)	action or inaction of civil or military authorities;

(c)	inability to obtain or delay in obtaining any license, permit, or other authorization that may be necessary to any of Lessee's activities hereunder;

(d)	unusually severe weather;

(e)	mining casualty, unavoidable mill shutdown, damage to or destruction of mine, plant, or facility;

(f)	fire, explosion, flood, storm, earthquake, or other acts of God;

(g)	insurrection, war, riot, labor disputes;

(h)	inability to obtain workers, fuel, or materials upon reasonable commercial terms; or

(i)	delay in transportation.

VIII. ASSIGNMENT

8.1       Assignment. Upon providing written notice to the other Party in accordance with Section 9.2, either Party may assign its respective rights and obligations under this Agreement. No such assignment shall in any way enlarge or diminish the rights or obligations of Lessee or Lessor hereunder and the assigning Party shall remain liable for performance of this Agreement in the event that the assignee defaults in its performance hereunder following a written demand and reasonable time to cure such default. A fully-executed memorandum of assignment in recordable form shall be provided to the non-assigning Party by the assigning Party.

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IX. PAYMENTS AND NOTICES

9.1              Payments. All Payments provided for in this Agreement may be made by mailing or delivering company checks of Lessee to Lessor at the address set forth in Section 9.2. Notwithstanding any provision of this Agreement to the contrary or any assignment pursuant to Section 8.1, under no circumstances shall Lessee be required to make any Payment hereunder, except by mailing or delivering one check to a single address. Upon making such Payment, Lessee shall be relieved of any and all responsibility for the division or distribution of the amount paid. Payments shall be deemed made upon delivery (in cases of personal delivery of checks) or upon mailing (in cases of mailing of checks by U.S. mail).

9.2              Notices. Any notice or other instrument required or desired to be given under this Agreement shall be effective only if in writing and served personally or by certified or registered mail (postage prepaid, return receipt requested) on the Parties at the following addresses:

(a)	If to Lessor:

Kasey Leigh Tucker

2465 NW Raleigh Apt. 200

Portland, OR 97210

Courtesy Telephone: +1 907.888.8036 Courtesy Email: tucker.kasey@gmail.com

(b)	If to Lessee:

Tower Hill Mines, Inc. Attn: President

506 Gaffney Road, Suite 200

Fairbanks, AK 99701

Courtesy Telephone: +1 907.328.2800

Courtesy Email: khanneman@ithmines.com

Notices shall be deemed given upon delivery (in cases of personal service) or mailing (in cases of notice by U.S. mail) as provided in the preceding sentence. Upon giving notice to Lessor at the address shown above, Lessee shall be deemed to have given notice to all of the individuals and/or entities comprising Lessor, and Lessee shall be relieved of any and all responsibility for further distribution of the notice. Either Party may change its address by giving written notice of the change to the other Party in accordance with the provisions of this Section 9.2. Any notice from Lessor hereunder shall be effective only if executed by all of the individuals and/or entities then comprising Lessor.

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X. MISCELLANEOUS

10.1          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement shall be or becomes prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remaining portion of that provision or the remaining provisions of this Agreement.

10.2          Binding Effect. Subject to the provisions of Section 8.1, all covenants, conditions and terms of this Agreement shall be deemed to run with the land and shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, personal representatives, and assigns. The headings in this Agreement are for convenience only, do not form part of this Agreement, and shall not affect its interpretation.

10.3           Sole Agreement. This Agreement sets forth the complete, entire, and final Agreement among the Parties with respect to the subject matter hereof and supersedes all previous agreements or understandings, whether written or otherwise including, without limitation, (a) that certain letter of intent dated September 12, 2006 among the Parties and

(b) the Original Lease. No modification or alteration of this Agreement shall be effective unless in writing and executed by the Parties. No waiver of any right hereunder shall be effective unless in writing and executed by the Party to be bound thereby.

10.4           Legal Advice. Lessor expressly acknowledges that it has sought (or has had the opportunity to seek) the advice of Lessor's own legal counsel to assist Lessor in negotiating and reviewing this Agreement. Lessor expressly acknowledges that Lessor is not relying on any oral or written statement (not expressly set forth in this Agreement) made by Lessee, its employees or agents regarding any matters pertaining to this Agreement.

10.5           Further Assurances. Upon request by Lessee, and without cost to Lessee, Lessor agrees to execute and/or furnish Lessee with such additional formal assurances or other written documents, in proper and recordable form, as may be reasonably necessary to carry out the intent, purposes, and terms of this Agreement.

10.6           Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute a single and complete contract.

10.7          Rights Not Suspended. No dispute between the Parties shall result in a suspension of this Agreement or the rights of the Parties hereunder.

10.8           Governing Law. This Agreement and any disputes arising hereunder shall be governed by and construed in accordance with the laws of the State of Alaska.

10.9           Joint and Several Liability. If either Party is now or in the future comprised of more than one person or entity, then all the liabilities, obligations, duties, covenants, representations, and warranties of such Party shall be the joint and several undertakings of each of such persons and entities.

AMENDED AND RESTATED MINING LEASE (Tucker)-Page 14

10.10       Set Off. Lessee shall have the right to set off and deduct from any or all Payments to Lessor hereunder, any and all amounts owed to Lessee by Lessor, regardless of whether or not such indebtedness arises under this Agreement.

IN WITNESS WHEREOF the Parties have each entered into, executed and delivered this Agreement as of the date first above written.

/s/ Kasey Leigh Tucker
KASEY LEIGH TUCKER

STATE OF OREGON	)
) ss.
MULTONOMAH JUDICIAL DISTRICT	)

This certifies that on the 11 day of December, 2017, the foregoing instrument was acknowledged before me by KASEY LEIGH TUCKER.

/s/ Sarah E. Travelstead

Notary Public in and for Multnomah County

Residing at 1640 NW 19th Ave. Portland, OR 97209
My Commission expires _Aug 21, 2020 _________

AMENDED AND RESTATED MINING LEASE (Tucker)-Page 15

TOWER HILL MINES, INC.

By:	/s/ Karl Hannamen

Karl Hanneman
Title: President

STATE OF ALASKA	)
) ss.
FOURTH JUDICIAL DISTRICT	)

This certifies that on the 22 day of November, 2017, the foregoing instrument was acknowledged before me by Karl Hanneman, President of TOWER HILL MINES, INC., an Alaska corporation, on behalf of said corporation.

/s/ Courtney Gathard

Notary Public in and for the State of Alaska

Residing at Wells Fargo
My Commission expires 09/05/2021

AMENDED AND RESTATED MINING LEASE (Tucker)-Page 16

EXHIBIT A

to

Amended and Restated Mining Lease (Tucker)

Property

The Property subject to the Amended and Restated Mining Lease comprises the entire undivided interest in the following six unpatented federal mining claims, together with all minerals, mineral substances, mineral rights, water rights and all surface, access, and other rights, including substitute or successor rights, associated with or appurtenant to such mining claims or any of them:

BLM	Claim	Date of	Fairbanks	Acres	Type of
Serial	Name	Posting	Rec. Dist.		Location
Number (AKFF)			Book/Page

037580	Lillian No. 1	30-Sep-1968	Book 4, Page 25	21	Lode Claim
037581	Satellite	30-Sep-1968	Book 4, Page 24	20	Lode Claim
037582	Nickel Bench R.L.	30-Jun-1972	Book 29, Page 15	20	Placer Claim
037583	The Nickel	12-Aug-1965	Book 34, Page 250	19	Placer Claim
037584	Overlooked	6-Sep-1975	Book 21, Page 917	18	Placer Claim
037585	The Lad	12-Aug-1965	Book 34, Page 249	20	Placer Claim

The property is situated in Secs. 15 and 22, T8N R5W, FM.

EXHIBIT A to AMENDED AND RESTATED MINING LEASE (Tucker)-Page 1

EXHIBIT B

to

Amended and Restated Mining Lease (Tucker)

Calculation and Payment of Production Royalty

1.	Pursuant to the agreement to which this Exhibit B is attached (the "Agreement"), Lessor (the "Royalty Holder") is entitled to be paid, by Lessee or its successor(s)-in-interest (the "Royalty Payor"), a Production Royalty (the "Royalty Interest"), to be calculated and paid in accordance with this Exhibit B.

2.	It is hereby declared to be the intention of the Royalty Payor and the Royalty Payee that the Royalty Interest be based upon the value, at the boundary of the Property, of the Products produced and sold or deemed sold, determined by reference to published prices, all as hereinafter provided. The Royalty Payee acknowledges that it may be necessary or appropriate to process, treat, or upgrade Products off the Property before they are sold or deemed sold and that to determine the value of such Product at the boundary of the Property, all costs incurred or deemed incurred by the Royalty Payor after the Products leave the Property will be deducted from the proceeds received or deemed to be received by the Royalty Payor. The obligation to pay the Royalty Interest will accrue upon the outturn or other production of refined metals meeting the requirements for good delivery of the specified metals to the Royalty Payor's account or the sooner sale of unrefined metals, dore, concentrates, ores, or other Products, as hereinafter provided.

3.	For the purposes hereof, words and phrases used in this Exhibit Band which are defined in the Agreement will have the meanings ascribed to them in the Agreement, and the following words and phrases will have, in this Exhibit B and in the Agreement, the meanings hereinafter ascribed to them, unless otherwise stated or the context otherwise reqmres:

(a)	"Net Smelter Returns" means the Gross Value of Products, less all costs, charges and expenses paid or incurred by the Royalty Payor with respect to such Products after such Products leave the Property, including, without limitation:

(i)	all charges for treatment of Products in the smelting and refining processes (including handling, processing, and provisional settlement fees, sampling, assaying, and representation costs, penalties, and other processor deductions, and interest) provided that if such treatment is carried out in facilities owned or controlled, in whole or in part, by the Royalty Payor, then the foregoing charges will be equal to the lesser of:

(1)	the amount the Royalty Payor would have incurred if such treatment were carried out at facilities not owned or controlled by the Royalty Payor then offering comparable services for comparable products on terms then prevailing in the area, and

EXHIBIT B to AMENDED AND RESTATED MINING LEASE (Tucker)-Page 1

(2)	the actual amount of such charges charged by the facilities owned or controlled, in whole or in part, by the Royalty Payor,

(ii)	the actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of Products from the Property to the place of refining, beneficiation, or treatment and then to the place of sale, and

(iii)	use, gross receipts, severance, export, and ad valorem taxes and any other tax or government royalty or levy payable by the Royalty Payor and based directly upon and actually assessed against the value or quantity of Product sold or otherwise disposed or deemed disposed of, but excluding any and all taxes:

(1)	based upon the net or gross income of the Royalty Payor, or

(2)	based upon the value of the Property, the privilege of doing business and other similarly based taxes;

(b)	"Gross Value" means, for the following categories of Products produced and sold by the Royalty Payor:

(i)	if the Royalty Payor causes refined gold (meeting the specifications for good delivery of the London Bullion Market Association) to be produced from the Property, for purposes of determining the Royalty Interest the refined gold will be deemed to have been sold at the Weekly Average Gold Price for the week in which it was produced, and the Gross Value will be determined by multiplying Gold Production during the week in question by the Weekly Average Gold Price for such week. As used herein, "Gold Production" means, for any week, the quantity of refined gold outtumed to the Royalty Payor's pool account by an independent third-party refinery for gold produced from the Property during such week on either a provisional or final settlement basis, and "Weekly Average Gold Price" means the average London Bullion Market Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the week in question by the number of days in such week for which such prices were reported,

EXHIBIT B to AMENDED AND RESTATED MINING LEASE (Tucker)-Page 2

(ii)	if the Royalty Payor causes refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harman) to be produced from the Property, for purposes of determining the Royalty Interest the refined silver will be deemed to have been sold at the Weekly Average Silver Price for the week in which it was produced, and the Gross Value will be determined by multiplying Silver Production during the week in question by the Weekly Average Silver Price. As used herein, "Silver Production" means, for any week, the quantity of refined silver outtumed to the Royalty Payor's pool account by an independent third-party refinery for silver produced from the Property during the applicable week on either a provisional or final settlement basis, and "Weekly Average Silver Price" means the average New York Silver Price as published daily by Handy & Harman, calculated by dividing the sum of all such prices reported for the applicable week by the number of days in such week for which such prices were reported,

(iii)	if the Royalty Payor causes copper cathodes (meeting the specifications for Grade A Copper cathodes conforming to BS EN 1978:1998, Cathode Grade Designation Cu-CATH-1 subject to the London Metal Exchange Grade A Copper Price published by the London Metal Exchange) to be produced from the Property, for purposes of determining the Royalty Interest the cathodic copper will be deemed to have been sold at the Weekly Average Copper Price for the week in which it was produced, and the Gross Value will be determined by multiplying Copper Production during the week in question by the Weekly Average Copper Price. As used herein, "Copper Production" means, for any week, the quantity of cathodic copper produced and delivered for the account of the Royalty Payor by an independent third-party refinery acceptable to the London Metals Exchange for copper produced from the Property during the applicable week on either a provisional or final settlement basis, and "Weekly Average Copper Price" means the average Grade A Copper Price as published daily by the London Metal Exchange, calculated by dividing the sum of all such prices reported for the applicable week by the number of days in such week for which such prices were reported,

(iv)	if the Royalty Payor causes zinc ingots (meeting the specifications for Special High Grade Zinc conforming to BS EN 1179:1996, Standard entitled "Zinc and Zinc Alloys - Primary Zinc" subject to the London Metal Exchange Special High Grade Zinc Price published by the London Metal Exchange) to be produced from the Property, for purposes of determining the Royalty Interest the zinc ingots will be deemed to have been sold at the Weekly Average Zinc Price for the week in which it was produced, and the Gross Value will be determined by multiplying Zinc Production during the week in question by the Weekly Average Zinc Price. As used herein, "Zinc Production" means, for any week, the quantity of zinc ingots produced and delivered for the account of the Royalty Payor by an independent third-party refinery acceptable to the London Metals Exchange for zinc produced from the Property during the applicable week on either a provisional or final settlement basis, and "Weekly Average Zinc Price" means the average Special High Grade Zinc Price as published daily by the London Metal Exchange, calculated by dividing the sum of all such prices reported for the applicable week by the number of days in such week for which such prices were reported,

EXHIBIT B to AMENDED AND RESTATED MINING LEASE (Tucker)-Page 3

(v)	if the Royalty Payor causes Products other than refined gold, refined silver, cathodic copper or zinc ingots meeting the foregoing specifications to be produced from the Property, the Gross Value shall be equal to the Quantity Sold of the particular Product in question multiplied by the applicable Average Metal Price. As used herein, the term "Quantity Sold" means the volume or quantity of Product disposed of by the Royalty Payor in a particular sale which settled in the relevant week, provided that if the Product is ore, concentrate, leachate, precipitate, sponge, dore, or any other material containing impurities, then the Quantity Sold will be the volume or quantity of the mineral or metal in question actually contained in the sold Product (which volume or quantity will be established by sound and generally accepted assaying or other analytical practices and procedures) multiplied by a recovery rate equal to the average recovery rate actually experienced by the Royalty Payor during the preceding six (6) months with respect to such Product (or, if no such average can be calculated, a rate mutually agreed between the parties or, failing such agreement, settled by arbitration). "Average Metal Price" means:

(1)	if the Product is gold, silver, copper or zinc, the Weekly Average Gold, Silver, Copper or Zinc Price, as applicable during the week in which the sale occurred, or

(2)	if the Product is other than gold, silver, copper or zinc, the average price, in U.S. dollars, for the metal or mineral in question during the week in which the sale occurred as quoted in "Platts Metals Week", published by McGraw-Hill,

(vi)	if any of the London Bullion Market Association P.M. Gold Fix, the Handy & Harman New York Silver Price, the London Metal Exchange Grade A Copper Price or the London Metal Exchange Special High Grade Zinc Price are, for any reason, not published for a week in question, the Weekly Average Gold, Silver, Copper or Zinc Price, as applicable, will be determined by reference to the prices for refined gold or silver bullion Grade A copper or Special High Grade zinc, as applicable, published in "Platts Metals Week", published by McGraw-Hill. If the necessary prices with respect to any Products are not quoted, or the publication of "Platts Metals Week" ceases, or is suspended, then those prices quoted for the Product during the applicable period by such other publication or source as is generally recognized in the mining industry as reflecting the price at which that Product was being offered for sale and purchase during such period will be used and, if there is any disagreement with respect thereto, will be settled by arbitration, and

EXHIBIT B to AMENDED AND RESTATED MINING LEASE (Tucker)-Page 4

(vii)	where outturn ofrefined gold, silver, or other metal, or the production and delivery of cathodic copper or zinc ingots is made by an independent third party refinery on a provisional basis, the Gross Value will be based upon the amount of such provisional settlement, but will be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by such refinery;

(c)	"Products" means all minerals, ores, metals, concentrates, leachates, precipitates, dore, bullion, and other products which are produced from the Property and which are sold to a purchaser who purchases and pays for such product because of its mineral content or other economic value; and

(d)	"week" means a period commencing immediately following 24:00 hours on a Saturday and ending immediately prior to 24:00 hours on the next immediately succeeding Saturday.

4.	The Royalty Payee acknowledges that the purpose of paragraph 3 above is to pay to the Royalty Payee a Royalty Interest on the basis of value of the refined gold and silver, cathodic copper or zinc ingots produced from the Property as established by the Weekly Average Gold, Silver, Copper, or Zinc Price, as applicable, regardless of the price or proceeds actually received by the Royalty Payor for or in connection with such metal or the manner in which a sale of refined metal to a third party is made by the Royalty Payor. The Royalty Payee further acknowledges that the Royalty Payor will have the right to market and sell or refrain from selling refined gold, silver, copper, zinc, and other metals produced from the Property in any manner it may, in its sole discretion, elect, and that the Royalty Payor will have the right to engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (collectively, "Trading Activities") which may, but not necessarily, involve the possible delivery of gold, silver, copper, zinc, or other metals produced from the Property. The Royalty Payee and the Royalty Payor specifically acknowledge and agree that the Royalty Payee will not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Royalty Payor's actual marketing or sales practices or by its Trading Activities. The Royalty Payor may sell Products to any purchaser it wishes.

5.	The Royalty Payor may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt or otherwise process and upgrade Products prior to sale, transfer or conveyance to a purchaser, user or consumer other than the Royalty Payor. The Royalty Payor will not be liable for mineral values lost in such processing under sound mineral processing practices.

EXHIBIT B to AMENDED AND RESTATED MINING LEASE (Tucker)-Page 5

6.	All Products for which the Royalty Interest is payable will be weighed or measured, sampled and analyzed in accordance with generally accepted mining and metallurgical practices.

7.	Payments on account of the Royalty Interest will become due and payable quarterly on the last day of each month following the last day of the calendar quarter in which the same accrued. Payments on account of the Royalty Interest will be accompanied by a statement, signed by the Chief Financial Officer of the Royalty Payor (a "Statement") showing in reasonable detail:

(a)	the quantities and grades of the refined metals; dore, concentrates, or other Products produced and sold or deemed sold by the Royalty Payor in the preceding calendar quarter;

(b)	the applicable Weekly Average Gold, Silver, Copper, and Zinc Prices and Average Metal Prices determined as herein provided for Products on which payments on account of the Royalty Interest are due;

(c)	all costs and other deductions used in computing the applicable Net Smelter Returns for each Product on which payments on account of the Royalty Interest are due; and

(d)	other pertinent information in sufficient detail to explain the calculation of the payments on account of the Royalty Interest.

8.	Each Statement will also list the quantity and quality of any gold or silver dore which has been retained as inventory by the Royalty Payor for more than ninety (90) days. The Royalty Payee will have fifteen (15) days after receipt of a Statement to either:

(a)	request that such dore be deemed sold as provided in subparagraphs 3(b)(i) and (ii) as of such fifteenth (15th) day, utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate (based on the average recovery rates experienced during the preceding six (6) months with respect to Products) for refined metal and reasonable deemed charges for all deductions specified in subparagraph 3(a) based on average rates incurred in the prior six (6) month period; or

(b)	elect to wait until the time that refined gold or silver from such dore is actually outtumed to the Royalty Payor's pool account or such dore is sooner sold by the Royalty Payor.

EXHIBIT B to AMENDED AND RESTATED MINING LEASE (Tucker)-Page 6

9.	The failure of the Royalty Payee to respond within such time will be deemed to be an election under (b) above. If the Royalty Payee elects under paragraph 8(a) in respect of any dore, no additional payments on account of the Royalty Interest will be payable in respect of such dore when it is either actually sold or is refined and outtumed to the Royalty Payor's pool account or purchased by a refinery. No payments on account of the Royalty Interest will be due with respect to stockpiles of gold or silver dore in respect of which the Royalty Payee has elected, or has been deemed to have elected, under 8(b) above unless and until such ores or concentrates are actually sold or upgraded to refined Product and outtumed to the Royalty Payor's pool account or purchased by the refinery or other purchaser.

10.	All payments on account of the Royalty Interest will be considered final and in full satisfaction of all obligations of the Royalty Payor with respect thereto, unless the Royalty Payee delivers to the Royalty Payor a written notice ("Objection Notice") describing and setting forth a specific objection to the calculation thereof within ninety (90) days after the end of the fiscal year in which such payment and Statement was received. If the Royalty Payee objects to a particular Statement as herein provided, the Royalty Payee will, for a period commencing on the delivery of such Statement and ending upon the day which is one hundred and eighty (180) days after the end of the fiscal year of the Royalty Payor in which the quarter covered by such Statement falls, have the right, upon reasonable notice and at a reasonable time, to have the Royalty Payor's accounts and records relating to all of the factors involved in the calculation of the payment in question audited by the auditors of the Royalty Payor on behalf of both the Royalty Payor and the Royalty Payee. The Royalty Payor will co-operate with and provide all information requested by such auditors in respect of such audit. If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Payee, such deficiency or excess will be resolved by adjusting the next quarterly payment due hereunder. The Royalty Payee will pay all the costs and expenses of such audit unless a deficiency of two and one-half (2.5%) percent or more of the amount due is determined to exist. The Royalty Payor will pay the costs and expenses of such audit if a deficiency of two and one-half (2.5%) percent or more of the amount due is determined to exist. All books and records used and kept by the Royalty Payor to calculate the payments due hereunder will be kept in accordance with U.S. generally accepted accounting principles. Failure on the part of the Royalty Payee to make claim against the Royalty Payor for adjustment as herein provided will conclusively establish the correctness and sufficiency of the Statement and Royalty Interest payments for such quarter, and forever preclude the filing of exceptions thereto or making of claims for adjustment thereon by the Royalty Payee, except in the case of fraud.

11.	Payment of all amounts on account of the Royalty Interest will be made to the Royalty Payee in immediately available same day United States funds by bank draft, certified cheque or wire transfer at such place, or to such financial institution, in the United States as the Royalty Payee may specify to the Royalty Payor in writing from time to time, but in any event not later than fourteen (14) days prior to the due date of any such payment.

EXHIBIT B to AMENDED AND RESTATED MINING LEASE (Tucker)-Page 7